                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)



                            ACME Communications, Inc.
                            -------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    004631107
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)




--------

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 2 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jamie Kellner
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        California
--------------------------------------------------------------------------------
                      5.    SOLE VOTING POWER
      NUMBER OF
       SHARES               -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6.    SHARED VOTING POWER
        EACH
     REPORTING              6,785,696
       PERSON         ----------------------------------------------------------
        WITH          7.    SOLE DISPOSITIVE POWER

                            1,001,460
                      ----------------------------------------------------------
                      8.    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 3 OF 23 PAGES
-------------------                                           ------------------


  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Douglas Gealy
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Missouri
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             739,883
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 4 OF 23 PAGES
-------------------                                           ------------------



--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas Allen
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        California
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             737,218
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 5 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas Embrescia
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Ohio
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             96,777
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        IN, OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 6 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Alta Communications VI, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             1,125,892
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 7 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Alta Comm S-by-S, LLC
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             25,628
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 8 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Alta Subordinated Debt Partners III, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON        -----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             383,840
                     -----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 004631107                   13G                     PAGE 9 OF 23 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CEA Capital Partners USA, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             1,535,360
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 10 OF 23 PAGES
-------------------                                          -------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        CEA Capital Partners USA CI, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             1,535,360
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 11 OF 23 PAGES
-------------------                                          -------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TCW Shared Opportunity Fund II, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             -0-
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             1,139,638
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 12 OF 23 PAGES
-------------------                                          -------------------


--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TCW Leveraged Income Trust, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER
      NUMBER OF
       SHARES                -0-
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6.    SHARED VOTING POWER
        EACH
     REPORTING               6,785,696
       PERSON         ----------------------------------------------------------
        WITH           7.    SOLE DISPOSITIVE POWER

                             -0-
                      ----------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             1,139,638
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,785,696
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        39.2%
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 13 OF 23 PAGES
-------------------                                          -------------------


ITEM 1(a).     NAME OF ISSUER:
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               ACME Communications, Inc.
               2101 E. Fourth Street, Suite 202
               Santa Ana, CA 92705

ITEM 2(a).     NAME OF PERSONS FILING:
ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c).     CITIZENSHIP:

               Jamie Kellner
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Suite 202
               Santa Ana, CA 92705
               (California)

               Douglas Gealy
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Suite 202
               Santa Ana, CA 92705
               (Missouri)

               Thomas Allen
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Suite 202
               Santa Ana, CA 92705
               (California)

               Thomas Embrescia
               Second Generation Place
               3029 Prospect Avenue
               Cleveland, OH 44115
               (Ohio)

               Alta Subordinated Debt Partners III, L.P.
               200 Clarendon Street, Floor 51
               Boston, MA 02116
               (Delaware)

               Alta Communications VI, L.P.
               200 Clarendon Street, Floor 51
               Boston, MA 02116

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 14 OF 23 PAGES
-------------------                                          -------------------


               (Delaware)

               Alta Comm S-by-S, LLC
               200 Clarendon Street, Floor 51
               Boston, MA 02116
               (Massachusetts)

               CEA Capital Partners USA, L.P.
               199 Water Street, 20th Floor
               New York, NY 10038
               (Delaware)

               CEA Capital Partners USA CI, L.P.
               199 Water Street, 20th Floor
               New York, NY 10038
               (Cayman Islands)

               TCW Shared Opportunity Fund II, L.P.
               11100 Santa Monica Boulevard, Suite 2000
               Los Angeles, CA 90025
               (Delaware)

               TCW Leveraged Income Trust, L.P.
               11100 Santa Monica Boulevard, Suite 2000
               Los Angeles, CA 90025
               (Delaware)

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               004631107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

     (a) [ ] Broker or dealer registered under Section 15 of the Act;

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act;

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 15 OF 23 PAGES
-------------------                                          -------------------


     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.   OWNERSHIP

     Jamie Kellner
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of:
                    1,001,460*
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     * Includes stock options exercisable within 60 days of 12/31/01.

     Douglas Gealy
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: 739,883*
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     * Includes stock options exercisable within 60 days of 12/31/01.

     Thomas Allen
          (a) Amount beneficially owned: 6,785,696(1)

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 16 OF 23 PAGES
-------------------                                          -------------------


          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: 737,218*
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     * Includes stock options exercisable within 60 days of 12/31/01.

     Thomas Embrescia
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: 96,777
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     Alta Subordinated Debt Partners III, L.P.
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: 383,840
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     Alta Communications VI, L.P.
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of:
                    1,125,892
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     Alta Comm S-by-S, LLC
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: 25,628
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     CEA Capital Partners USA, L.P.

-------------------                                          -------------------
CUSIP NO. 004631107                   13G                    PAGE 17 OF 23 PAGES
-------------------                                          -------------------


          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of:
                    1,535,360
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     CEA Capital Partners USA CI, L.P.
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of:
                    1,535,360
              (iv)  Shared power to dispose or to direct the disposition of: -0-

     TCW Shared Opportunity Fund II, L.P.
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: -0-
              (iv)  Shared power to dispose or to direct the disposition of:
                    1,139,638

     TCW Leveraged Income Trust, L.P.
          (a) Amount beneficially owned: 6,785,696(1)
          (b) Percent of class: 39.2%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: -0-
              (ii)  Shared power to vote or to direct the vote: 6,785,696
              (iii) Sole power to dispose or direct the disposition of: -0-
              (iv)  Shared power to dispose or to direct the disposition of:
                    1,139,638

    (1) Each of the reporting persons herein is a member of a long-term voting agreement to elect certain directors of ACME Communications, Inc. and the group created thereby is deemed to beneficially own all of the securities beneficially owned by each of the reporting persons. Except for purposes of the voting agreement described above, each of the reporting persons herein disclaims beneficial ownership of the aggregated securities of the group which are attributable to them except to the extent of his or its proportionate pecuniary interest therein.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

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CUSIP NO. 004631107                   13G                    PAGE 18 OF 23 PAGES
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not
          Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              See Exhibit 99.A attached hereto.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

              As of October 5, 2001 BancBoston Ventures, Inc. and Mr. Michael Roberts are no longer parties to the Amended and Restated Voting Agreement.

ITEM 10.  CERTIFICATIONS. Not Applicable

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CUSIP NO. 004631107                   13G                    PAGE 19 OF 23 PAGES
-------------------                                          -------------------


                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 14, 2002

                                    JAMIE KELLNER

                                    /s/ Jamie Kellner
                                    --------------------------------------------


                                    DOUGLAS GEALY

                                    /s/ Douglas Gealy
                                    --------------------------------------------


                                    THOMAS ALLEN

                                    /s/ Thomas Allen
                                    --------------------------------------------


                                    THOMAS EMBRESCIA

                                    /s/ Thomas Embrescia
                                    --------------------------------------------

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CUSIP NO. 004631107                   13G                    PAGE 20 OF 23 PAGES
-------------------                                          -------------------


                                    ALTA COMMUNICATIONS VI, L.P.

                                    By: Alta Communications VI Management
                                        Partners, L.P., its general partner


                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                    Name:  Eileen McCarthy
                                    Title: General Partner


                                    ALTA-COMM S BY S, LLC


                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                    Name:  Eileen McCarthy, a member


                                    ALTA SUBORDINATED DEBT PARTNERS III, L.P.

                                    By: Alta Subordinated Debt Management III,
                                        L.P., its general partner


                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                    Name:  Eileen McCarthy
                                    Title: General Partner

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CUSIP NO. 004631107                   13G                    PAGE 21 OF 23 PAGES
-------------------                                          -------------------


                                    CEA CAPITAL PARTNERS USA, L.P.

                                    By: CEA Management Corp., its authorized
                                        representative


                                    By: /s/ James J. Collis
                                        ----------------------------------------
                                    Name:  James J. Collis
                                    Title: Executive Vice President


                                    CEA CAPITAL PARTNERS USA CI L.P.

                                    By: CEA Management Corp., its authorized
                                        representative


                                    By: /s/ James J. Collis
                                        ----------------------------------------
                                    Name:  James J. Collis
                                    Title: Executive Vice President

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CUSIP NO. 004631107                   13G                    PAGE 22 OF 23 PAGES
-------------------                                          -------------------


                                    TCW SHARED OPPORTUNITY FUND II, L.P.

                                    By: TCW Investment Management Company, its
                                    Investment Manager


                                    By: /s/ Darryl L. Schall
                                        ----------------------------------------
                                    Name:  Darryl L. Schall
                                    Title: Managing Director


                                    By: /s/ Nicholas W. Tell, Jr.
                                        ----------------------------------------
                                    Name:  Nicholas W. Tell, Jr.
                                    Title: Managing Director


                                    TCW LEVERAGED INCOME TRUST, L.P.

                                    By: TCW Investment Management Company, its
                                    Investment Manager


                                    By: /s/ Darryl L. Schall
                                        ----------------------------------------
                                    Name:  Darryl L. Schall
                                    Title: Managing Director


                                    By: /s/ Nicholas W. Tell, Jr.
                                        ----------------------------------------
                                    Name:  Nicholas W. Tell, Jr.
                                    Title: Managing Director


                                    TCW Advisers (Bermuda), Ltd.,
                                    as General Partner


                                    By: /s/ Nicholas W. Tell, Jr.
                                        ----------------------------------------
                                    Name:  Nicholas W. Tell, Jr.
                                    Title: Managing Director

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CUSIP NO. 004631107                   13G                    PAGE 23 OF 23 PAGES
-------------------                                          -------------------


                                 EXHIBIT INDEX


Exhibit                            Description
-------                            -----------

  99.A              Identification of Members